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                     May 5, 2021

       Gary Smalley
       Chief Financial Officer
       Tutor Perini Corporation
       15901 Olden Street
       Sylmar, CA 91342

                                                        Re: Tutor Perini
Corporation
                                                            Form 10-K for the
year ended December 31, 2020
                                                            Filed February 24,
2021
                                                            File No. 001-06314

       Dear Mr. Smalley:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction